Exhibit 10.1

FIRST AMENDMENT TO TERMINATION PROTECTION AGREEMENT

WHEREAS, a Termination Protection Agreement (the “Agreement”) was entered into effective May 6, 2009 between Thomas & Betts Corporation and its successors and assigns (the “Company”) and Charles L. Treadway (“Executive”); and

WHEREAS, the Company and Executive mutually consent to the following amendment to Schedule A effective May 4. 2011 to reflect an increase in Executive’s grade;

NOW, THEREFORE, the Company and Executive hereby agree as follows:

The definition of “Average Bonus” in Schedule A to the Agreement shall be replaced with the following:

 “Average Bonus” means the greater of (i) Executive’s target bonus for the calendar year immediately prior to the calendar year in which the earlier of the Termination Date or the Change in Control occurs, or (ii) the highest bonus paid or payable to Executive in respect of any of the five (5) calendar years (annualized with respect to any such calendar year for which Executive has been employed for only a portion thereof) immediately prior to the calendar year in which the earlier of the Termination Date or the Change in Control occurs.  Notwithstanding the foregoing, effective with respect to a Termination Date or Change in Control (whichever is earlier) occurring on or after January 1, 2010, if Executive is or ever has been a “covered employee” (within the meaning of Section 162(m) of the Code), the amount described in clause (i), above, shall cease to apply, and shall be replaced by the phrase, “70% of Executive’s annual rate of base salary for the calendar year immediately prior to the calendar year in which the earlier of the Termination Date or the Change in Control occurs.”

IN WITNESS WHEREOF, the parties have executed this Agreement on the 4th day of May, 2011.

THOMAS & BETTS CORPORATION

By:	/s/

/s/
Charles L. Treadway